UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LSB Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:
	(2)	Aggregate number of securities to which the transaction applies:
	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of the transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

This Supplement amends and supplements the definitive proxy statement on Schedule 14A of LSB Industries, Inc. (“LSB” or “Company”), filed with the Securities and Exchange Commission on August 26, 2021 (the “Proxy Statement”), relating to LSB’s Special Meeting of Stockholders to be held on September 22, 2021 (“Special Meeting”). Copies of the Notice of Special Meeting of Stockholders, Letter to Stockholders, the Proxy Statement, the form of Proxy Card and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available online at http://www.proxydocs.com/LXU.

Except as described below, this Supplement does not modify, amend, supplement or otherwise affect the Proxy Statement, the proposals to be acted on at the Special Meeting or the recommendations of the Board of Directors of LSB in relation thereto. This Supplement should be read in conjunction with the Proxy Statement. From and after the date of this Supplement, any references to the Proxy Statement are to the Proxy Statement as supplemented hereby. The date of this Supplement is August 30, 2021, and the date on which LSB first intends to release this Supplement to its stockholders is August 30, 2021.

The sole purpose of this Supplement is to update the information contained in the Proxy Statement related to the proposed Dividend. On August 30, 2021 the Company announced that its Board of Directors has declared the previously approved conditional and contingent special dividend, as contemplated in the Proxy Statement, to be effected in the form of a stock dividend of 0.3 shares of the Company’s common stock (the “Dividend”) for each outstanding share of common stock (exclusive of shares of common stock, if any, held in the treasury). The Dividend will be payable on October 8, 2021, to holders of record of the Company’s common stock on September 24, 2021 (the “Dividend Record Date”), with any fractional share amounts issuable to a holder of record on the Dividend Record Date to be rounded up to the nearest whole share. Payment of the Dividend is subject to and conditioned upon the consummation of the closing under the Securities Exchange Agreement dated as of July 19, 2021 by and between the Company and LSB Funding LLC.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so. If you have not yet voted, please do so as soon as possible either by signing, dating and returning the proxy card you received with the Proxy Statement, or via the Internet or telephone using the voting instructions indicated on the proxy card you received with the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

Each reference to the record date for Company stockholders entitled to receive the Dividend contained in the Proxy Statement is hereby amended to refer to September 24, 2021 now that the record date for the Dividend has been established by the Company’s Board of directors. In addition, the following Q&A disclosures appearing on page 5 of the Proxy Statement are hereby amended and restated in their entirety to read as follows in order to provide similar clarifications:

Q.	Will I receive anything as a result of the Exchange Proposal passing? How will it work?

A.

In connection with the proposed exchange transaction, LSB stockholders on the dividend record date of September 24, 2021 will receive a special dividend of 0.30 shares of common stock for every one share of common stock owned (or deemed to be owned in the case of outstanding preferred stock entitled to participate in dividends payable to our common stockholders) (the “Dividend”).

The Dividend record date of September 24, 2021 differs from the Special Meeting record date of August 2, 2021. The Special Meeting record date establishes the LSB stockholders entitled to vote at the Special Meeting. The Dividend record date establishes the LSB stockholders entitled to receive the stock dividend.

For example, if you hold 1,000 shares as of the Dividend record date, you would own 1,300 shares after the proposed exchange transaction assuming you continue to hold your shares through the Dividend payment date of October 8, 2021. If you sell your shares after the Dividend record date of September 24, 2021 but prior to the ex-dividend date (which is currently expected to be October 12, 2021, the trading day after the Dividend payment date), you will be required to deliver the Dividend to the purchaser of such shares. The Dividend received by LSB Funding will reduce the consideration otherwise payable to LSB Funding in the proposed exchange transaction.